Exhibit 24.1

                              CONFIRMING STATEMENT

     This Statement confirms that the undersigned, David Einhorn, as trustee on behalf of the David M. Einhorn 2007 GRAT, has authorized and designated Sherry Diaz to execute and file on the David M. Einhorn 2007 GRAT's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the David M. Einhorn 2007 GRAT's may be required to file with the U.S. Securities and Exchange Commission as a result of the David M. Einhorn 2007 GRAT's ownership of or transactions in securities of Greenlight Capital Re, Ltd. The authority of Sherry Diaz under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to its ownership of or transactions in securities of Greenlight Capital Re, Ltd., unless earlier revoked in writing. The undersigned acknowledges that Sherry Diaz is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date: May 25, 2007               /s/ David Einhorn
                                 ------------------
                                     David Einhorn, trustee of the David M.
                                     Einhorn 2007 GRAT